Exhibit 12(a)

                                              Idaho Power Company
                                       Consolidated Financial Information

                                 Supplemental Ratio of Earnings to Fixed Charges

                                                                                                   Twelve Months
                                                          Twelve Months Ended December 31,             Ended
                                                               (Thousands of Dollars)              September 30,
                                                 1990       1991       1992       1993       1994      1995
Computation of Ratio of Earnings to
 Fixed Charges:
   Consolidated  net income                    $ 69,241   $ 57,872   $ 59,990   $ 84,464   $ 74,930   $ 85,439

Income taxes:
  Income taxes (includes amounts charged
    to  other  income  and deductions)           26,418     24,321     24,601     38,057     35,307     47,505
   Investment  tax  credit adjustment            (3,184)    (3,177)    (1,439)    (1,583)    (1,064)       253

      Total  income  taxes                       23,234     21,144     23,162     36,474     34,243     47,758

Income  before  income  taxes                    92,475     79,016     83,152    120,938    109,173    133,197

Fixed Charges:
   Interest  on  long-term debt                  50,119     54,370     53,408     53,706     51,173     51,154
  Amortization of debt discount,
     expense  and  premium  -  net                  309        374        392        507        567        567
   Interest  on  short-term  bank  loans          1,027        935        647        220      1,157      3,030
    Other  interest                               2,259      3,297      1,011      2,023      1,537      1,453
    Interest  portion  of  rentals                  902        884        683      1,077        794        818

      Total  fixed  charges                      54,616     59,860     56,141     57,533     55,228     57,023

   Suppl  increment  to  fixed charges*           1,969      1,599      2,487      2,631      2,622      2,614

     Total supplemental fixed charges            56,585     61,459     58,628     60,164     57,850     59,637

Supplemental  earnings  - as defined           $149,060   $140,475   $141,780   $181,102   $167,023   $192,834

Supplemental ratio of earnings to fixed
   charges                                        2.63X      2.29X      2.42X      3.01X      2.89X      3.23X
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* Explanation of increment:
  Interest on the guaranty of American Falls Reservoir District Bonds and Milner Dam Inc.
  notes which are already included in operating expense.